Exhibit 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                Three Months Ended
                                                     March 31,
                                         ----------------------------------
                                             1999                 1998
                                         -------------        -------------
                                         (in thousands, except for per share
                                                        data)

Basic:
    Net income applicable to common
        stock                            $       7,250      $         6,119
                                         ==============     ================
    Weighted average number of
        common shares outstanding               15,432               15,159
                                         ==============     ================
   Basic net income per share            $         .47      $           .40
                                         ==============     ================
Diluted:
    Net income applicable to common
        stock                            $       7,250      $         6,119
                                         ==============     ================
    Weighted average number of
        common shares outstanding               15,432               15,159
    Weighted average number of
        dilutive common stock equivalents          675                  682
                                         --------------     ----------------
    Weighted average number of
        common and common equivalent
         shares outstanding                     16,107               15,841
                                         ==============     ================
   Diluted net income per share          $         .45      $           .39
                                         ==============     ================